Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH
by
WILSHIRE ENTERPRISES, INC.
of
up to 4,000,000 Shares of its Common Stock
(including the Associated Preferred Share Purchase Rights)
at a Purchase Price of $2.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 4, 2009, UNLESS THE OFFER IS EXTENDED.

August 10, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Wilshire Enterprises, Inc., a Delaware corporation (“Wilshire”), has appointed us to act as the Information Agent in connection with its offer to purchase for cash up to 4,000,000 shares of its common stock, par value $1.00 per share, including the associated preferred share purchase rights issued under the Qualified Offer Plan Rights Agreement, dated as of December 4, 2008, between Wilshire and Continental Stock Transfer & Trust Company, as Rights Agent (the “Common Stock”), at a purchase price of $2.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 10, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified in its entirety by the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Shares properly tendered prior to the expiration date and not properly withdrawn will be purchased in the Offer at the price of $2.00 per share, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares, regardless of any delay in making such payment. All shares acquired in the Offer will be acquired at $2.00 per share. Wilshire reserves the right, in its sole discretion, to purchase more than 4,000,000 shares in the Offer, and/or to amend the purchase price, subject to applicable law.

Wilshire reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in “The Offer – 6. Conditions of the Offer” of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 4,000,000 shares, or such greater number of shares as Wilshire may elect to purchase, subject to applicable law, have been validly tendered, and not properly withdrawn before the expiration date, Wilshire will accept the shares to be purchased in the following order of priority: (i) from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date (partial tenders will not qualify for this preference); (ii) from all other stockholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional shares; and (iii) only if necessary to permit Wilshire to purchase the total number of shares desired to be purchased in the Offer, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, Wilshire may not purchase all of the shares that you tender. Shares not purchased because of proration provisions will be returned to the tendering stockholders at Wilshire’s expense promptly after expiration of the Offer. See “The Offer – 1. Number of Shares; Proration”, “The Offer – 2. Procedures for Tendering Shares” and “The Offer – 4. Purchase of Shares and Payment of Purchase Price” of the Offer to Purchase.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See “The Offer – 6. Conditions of the Offer” of the Offer to Purchase.

Wilshire’s directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, the Company’s directors and executive officers have indicated that they will not tender shares beneficially owned by them into the Offer.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.      The Offer to Purchase;

2.      The Letter of Transmittal for your use and for the information of your clients, including a Substitute Form W-9;

3.      Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the Depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

4.      A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.      A return envelope addressed to Continental Stock Transfer & Trust Company, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 4, 2009, UNLESS THE OFFER IS EXTENDED.

For shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth in “The Offer – 2. Procedures for Tendering Shares” of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as described in “The Offer – 2. Procedures for Tendering Shares” of the Offer to Purchase) in the case of a book-entry transfer, must be received before 12:00 midnight, New York City time, on Friday, September 4, 2009 by the Depositary at its address set forth on the back cover of the Offer to Purchase; or (2) stockholders whose certificates for shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the expiration date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in “The Offer – 2. Procedures for Tendering Shares” of the Offer to Purchase.

Wilshire will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Information Agent, as described in “The Offer – 12. Fees and Expenses” of the Offer to Purchase) for soliciting tenders of shares pursuant to the Offer. Wilshire will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Wilshire, the Information Agent or the Depositary for purposes of the Offer. Wilshire will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 6 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, InvestorCom, Inc., at: (877) 972-0090 (toll free) or (203) 972-9300 (call collect).

Very truly yours,

InvestorCom, Inc.

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF WILSHIRE, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.